EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Downey Financial Corp.:

We consent to incorporation by reference in the registration statements (No. 333-30483) on Form S-8 and (No. 333-50416) on Form S-3 of Downey Financial Corp. of our report dated January 17, 2002, relating to the consolidated balance sheets of Downey Financial Corp. as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Downey Financial Corp.


                                /s/ KPMG LLP
                                ------------

Los Angeles, California
March 7, 2002